EXHIBIT 99.1


NEWS RELEASE

From:             Clifton Savings Bancorp, Inc.
Contact:          Bart D'Ambra
Telephone:        (973) 473-2200



       CLIFTON SAVINGS BANCORP, INC. WITHDRAWS STOCK-BASED INCENTIVE PLAN

         Clifton, New Jersey -- September 1, 2004. Clifton Savings Bancorp, Inc. (Nasdaq-CSBK), announced today that the Board of Directors has withdrawn the Clifton Savings Bancorp, Inc. 2004 Stock-Based Incentive Plan from consideration by the Company's shareholders at the Company's upcoming annual meeting of shareholders scheduled for September 7, 2004. This action was taken following the Company's receipt of a letter today from the Office of Thrift Supervision (the "OTS") regarding the OTS' interpretation of certain OTS regulations applicable to the permissible size of stock-based benefit plans.

         Mr. John A. Celentano, Jr., Chairman of the Board of the Company, stated, "This written guidance, coupled with confusion that has arisen with regard to other regulations applicable to stock-based benefit plans, has caused the Board to determine that it is in the best interests of our shareholders not to pursue the implementation of the plan at this time. While the timing of this is unfortunate, we believe it is important that our shareholders have a clear and complete understanding of the plan we intend to implement. We intend to work with the OTS to eliminate the confusion we believe exists regarding various regulatory provisions before presenting a plan to shareholders at some time in the future. We appreciate the great support of our shareholders and look forward to continuing to serve them in the future."